Exhibit 99.1

ACE Limited ACE Global Headquarters 17 Woodbourne Avenue Hamilton HM 08 Bermuda	PO Box HM 1015 Hamilton HM DX Bermuda 441 295-5200 main 441 292-8675 fax www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson (441) 299-9283 helen.wilson@ace.bm

Media Contact:	Robert T. Grieves (212) 827-4444 robert.grieves@ace-ina.com

ACE REPORTS FOURTH QUARTER 2007 NET INCOME OF $572 MILLION,

OPERATING INCOME UP 8% TO RECORD $693 MILLION;

FULL YEAR 2007 NET INCOME INCREASES 12% TO RECORD $2,578 MILLION,

OPERATING INCOME UP 15% TO RECORD $2,712 MILLION

HAMILTON, Bermuda, February 5, 2008 — ACE Limited (NYSE: ACE) today reported net income for the fourth quarter ended December 31, 2007, of $1.69 per common share after payment of preferred dividends, compared with $1.99 per share for the same quarter last year. Income excluding net realized gains (losses) for the fourth quarter was $2.05 per share, compared with $1.92 per share for the same quarter of last year.(1) Book value increased 4% for the quarter, and annualized return on average equity was 17.2%.(2) The net realized and unrealized loss after tax was $15 million for the quarter. The overall mark-to-market impact on our investment portfolio was a pre-tax gain of $106 million.

Fourth Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2007	2006	Change	2007	2006	Change
Net income	$572	$665	(14)%	$1.69	$1.99	(15)%
Net realized gains (losses), net of tax	(121)	22	—	(0.36)	0.07	—
Income excluding net realized gains (losses), net of tax(1)	$693	$643	8%	$2.05	$1.92	7%

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Net income for the year was $7.66 per share, an increase of 11% over prior year. For 2007, income excluding net realized gains (losses) and cumulative effect of an accounting change(3) was $8.07 per share, compared with $7.05 per share for 2006.(1) The combined ratio for the year was 87.9%, compared with 88.1% for 2006. Book value increased 17% and return on equity for the year was 17.9%.(2)

Full Year Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2007	2006	Change	2007	2006	Change
Net income	$2,578	$2,305	12%	$7.66	$6.91	11%
Net realized gains (losses), net of tax	(134)	(50)	—	(0.41)	(0.15)	—
Cumulative effect, net of tax(3)	—	4	—	—	0.01	—
Income excluding net realized gains (losses) and cumulative effect, net of tax(1)	$2,712	$2,351	15%	$8.07	$7.05	14%

Evan Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had a strong fourth quarter that capped an excellent year for the Company. All areas of the Company performed well, and the financial markets crisis had a relatively modest impact on our results. For the year, we achieved record net income and net operating income, which increased 12% and 15%, respectively, while book value per share increased 16%.(4) In December we announced two acquisitions that will further diversify and contribute to ACE’s future earnings. Looking ahead, we are well positioned to manage through an increasingly difficult environment marked by continuing volatility in the financial markets, deteriorating economic fundamentals and a softening property and casualty market.”

Other operating highlights were as follows:

•	Net premiums written declined 1.3% over the prior year quarter and 0.4% over the full year.
•	Net premiums earned increased 1% over the prior year quarter and 4% over the full year.
•	The P&C combined ratio for the quarter was 88.1% compared with 88.2% in the prior year quarter; for the full year the P&C combined ratio was 87.9% compared with 88.1% for 2006.
•	P&C underwriting income was $351 million for the quarter and $1.4 billion for the full year.
•	Operating cash flow amounted to $823 million for the quarter and $4.7 billion for the full year.
•	Invested assets increased by $5.1 billion or 14% during the year to $42.3 billion.
•	Net loss reserves increased 8% for the full year to $22.7 billion.
•	Net investment income increased 18% over the prior year quarter and 20% for the year to $1.9 billion.
•	Shareholders’ equity increased 17% for the year to $16.7 billion.
•	Tangible equity (1) rose to nearly $14 billion, an increase of 21% from year-end 2006.
•	Return on average equity for 2007 was 17.9%; excluding FAS 115, it was 18.6%. (2)
•	Book value per share increased 4% from September 30, 2007, and 16% for the year to $48.89. (4)

Details of our financial results for our business segments are available in the financial supplement. Key segment items include:

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•	Insurance-North American: Net premiums written decreased 7% over the prior year quarter. The combined ratio was 89.1%.

•	Insurance-Overseas General: Net premiums written increased 10% over the prior year quarter. The combined ratio was 87.5%.

•	Global Reinsurance: Net premiums written decreased 31% over the prior year quarter. The combined ratio was 73.6%.

•

Life Insurance and Reinsurance: Net premiums written increased 42% over the prior year quarter. Income excluding net realized gains (losses) decreased 21% to $33 million over the prior year quarter. Net realized losses of $108 million are primarily attributable to the mark-to-market impact of our guaranteed minimum income benefit liabilities that are accounted for as derivatives.

•

Corporate and Other: Net realized losses of $73 million are attributable to our investment in Assured Guaranty Ltd. and their reported unrealized mark-to-market loss on derivatives associated with financial guaranties written as credit default swaps.

Please refer to the ACE Limited Financial Supplement dated December 31, 2007, which is posted on the Company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. The URL reference is: http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_december_31_2007.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE will host its fourth quarter earnings conference call and webcast on Wednesday, February 6, 2008, beginning at 8:30 a.m. ET. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 888-819-8006 (within the United States) or 913-312-0823 (international); passcode 6462453. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 6462453.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group of Companies conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

1 Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses) and cumulative effect, net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other (income) expense related to partially-owned insurance companies because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. We exclude the cumulative effect of a change in accounting principle net of tax because this amount resulted in a one-time adjustment to income.

Underwriting income is calculated by subtracting losses and loss expenses, life and annuity benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other (income) expense, interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholders’ equity is shareholders’ equity less goodwill. See reconciliation of Non-GAAP Financial Measures beginning on page 24 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

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2 Calculated using income excluding net realized gains (losses).

3 The cumulative effect is a benefit resulting from the inclusion of a forfeiture rate on restricted stock in our stock compensation expense calculations, as required under Financial Accounting Standard (FAS) 123R.

4 Book value per ordinary share is ordinary shareholders’ equity divided by the shares outstanding. Tangible book value per ordinary share is ordinary shareholders’ equity less goodwill divided by the shares outstanding.

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31 2007	December 31 2006
Assets
Total investments	$41,779	$36,601
Cash	510	565
Insurance and reinsurance balances receivable	3,540	3,580
Reinsurance recoverable	14,362	14,580
Other assets	11,899	11,809

Total assets	$72,090	$67,135

Liabilities
Unpaid losses and loss expenses	$37,112	$35,517
Unearned premium	6,227	6,437
Other Liabilities	12,074	10,903

Total liabilities	$55,413	$52,857

Shareholders’ equity
Total shareholders’ equity	$16,677	$14,278

Total liabilities and shareholders’ equity	$72,090	$67,135

Book value per ordinary share (4)	$48.89	$42.03

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except per share data, and ratios)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006

Gross premiums written	$4,144	$4,010	$17,740	$17,401
Net premiums written	2,827	2,864	11,979	12,030
Net premiums earned	3,057	3,026	12,297	11,825

Losses and loss expenses	1,788	1,824	7,351	7,070
Life and annuity benefits	60	32	168	123
Policy acquisition costs	457	433	1,771	1,715
Administrative expenses	385	365	1,455	1,456

Underwriting income (loss) (1)	367	372	1,552	1,461

Net investment income	504	428	1,918	1,601
Net realized gains (losses)	(66)	15	(61)	(98)
Interest expense	43	42	175	176
Other (income) expense	49	(16)	81	(35)
Income tax expense (benefit)	141	124	575	522
Cumulative effect, net of tax	—	—	—	4

Net income	572	665	2,578	2,305
Preferred share dividend	(12)	(12)	(45)	(45)

Net income available to holders of ordinary shares	$560	$653	$2,533	$2,260

Diluted earnings per share:
Income excluding net realized gains (losses) and cumulative effect (1)	$2.05	$1.92	$8.07	$7.05
Net income	$1.69	$1.99	$7.66	$6.91

Weighted average diluted shares outstanding	331.3	328.4	330.4	327.2

Loss and loss expense ratio	60.4%	61.8%	61.6%	61.2%
Policy acquisition cost ratio	15.1%	14.4%	14.5%	14.6%
Administrative expense ratio	12.6%	12.0%	11.8%	12.3%
Combined ratio	88.1%	88.2%	87.9%	88.1%

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ACE Limited

Consolidated Supplemental Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006

Gross Premiums Written

Insurance — North American	$2,274	$2,236	$9,840	$9,663
Insurance — Overseas General	1,584	1,441	6,291	5,897
Global Reinsurance	177	255	1,218	1,567
Life Insurance and Reinsurance	109	78	391	274

Total	$4,144	$4,010	$17,740	$17,401

Net Premiums Written

Insurance — North American	$1,373	$1,476	$5,833	$5,940
Insurance — Overseas General	1,169	1,059	4,568	4,266
Global Reinsurance	174	251	1,197	1,550
Life Insurance and Reinsurance	111	78	381	274

Total	$2,827	$2,864	$11,979	$12,030

Net Premiums Earned

Insurance — North American	$1,418	$1,471	$6,007	$5,719
Insurance — Overseas General	1,229	1,097	4,623	4,321
Global Reinsurance	312	380	1,299	1,511
Life Insurance and Reinsurance	98	78	368	274

Total	$3,057	$3,026	$12,297	$11,825

Income Excluding Net Realized Gains (Losses) and Cumulative Effect (1)

Insurance — North American	$329	$304	$1,269	$1,132
Insurance — Overseas General	210	187	818	754
Global Reinsurance	146	148	559	536
Life Insurance and Reinsurance	33	42	166	138
Corporate	(25)	(38)	(100)	(209)

Total	$693	$643	$2,712	$2,351

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